SOUTHWALL TECHNOLOGIES INC.

                                   EXHIBIT 21

               LIST OF SUBSIDIARIES OF SOUTHWALL TECHNOLOGIES INC.



         Name                      State or other Jurisdiction of Incorporation
         ----                      --------------------------------------------

Southwall Worldwide Glass Inc.                           California

Southwall-Sunflex, Inc.                                  California


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